Exhibit 99.1

Emerge Energy Services LP to Acquire Local Sand Operation for $20 million

Fort Worth, Texas — April 17, 2017 — Emerge Energy Services LP (“Emerge Energy”) today announced the closing of a transaction to acquire Osburn Materials, a local sand producer based outside of San Antonio Texas, for approximately $20 million.

Highlights

•                  The transaction was funded with a new $40 million term loan, and Emerge Energy used remaining proceeds after transaction fees and expenses to repay outstanding borrowings under its revolving credit facility. Houlihan Lokey Capital, Inc. served as exclusive placement agent in connection with the debt financing.

•                  Osburn Materials is located approximately 25 miles south of San Antonio, Texas. It currently produces and sells sports sands and building products but does not yet serve the energy markets.

•                  Osburn Materials has over 80 million tons of sand reserves as of the effective date of the acquisition, according to internal estimates. The sand reserves, which consist mostly of 40/70 and 100 mesh, meet API specifications for all grades.

•                  Emerge Energy will host a conference call on Wednesday, April 19, 2017 at 4:00 p.m. C.T. to discuss the transaction and Osburn Materials in greater detail.

•                  First quarter 2017 results will not be discussed during the call; however, the first quarter 2017 volumes sold totaled approximately 1,251,000 tons.

Commentary

“This transformative acquisition of a local sands operation accomplishes one of our key strategic goals,” commented Ted W. Beneski, Chairman of the Board of Directors of the general partner of Emerge Energy. “Osburn’s reserves, located near the heart of the Eagle Ford basin, will be highly desirable for frac sand purposes, as the sand is high quality and logistically-advantaged. Since we funded the acquisition with a new term loan, we avoided further dilution to our unitholders.”

Rick Shearer, Chief Executive Officer of the general partner of Emerge Energy, added, “We are very excited about what Osburn Materials will contribute during the next chapter for Emerge Energy. Although not currently selling into the energy markets, Osburn Materials has API-spec, strategic reserves that will bolster our presence in local sands and balance our portfolio of northern white to local sands. Amongst the many competitive advantages that Osburn Materials brings, the logistics component is vitally important. The site will offer direct trucking to the wellsite for Eagle Ford basin demand, and on site rail access to the Union Pacific mainline offers low-cost transportation into the Permian basin.”

“Osburn Materials currently has production capacity for 600,000 tons per year of wet sand and 300,000 tons per year of finished dry sand,” continued Mr. Shearer. “However, we have created a plan to upgrade the Osburn site into a much larger operation across three phases. With the existing equipment in place, we expect that the dry plant will be able to produce at a rate of 300,000 tons per year once we are fully staffed for 24/7 operations in less than 30 days. We have initiated the permit amendment process for a phase two expansion to 600,000 tons per year with minimal capital expenditures, and our phase three expansion will consist of a full scale three million ton per year operation. We are targeting early Q4 for the completion of phase two, and, depending on market conditions, phase three could be completed by mid-2018.”

Conference Call

Emerge Energy is hosting a conference call on Wednesday, April 19, 2017 at 4:00 p.m. C.T. to discuss the transaction and Osburn Materials. A slide presentation will be posted to the company’s website under the investor relations section. Callers may listen live to the presentation, which will be followed by a question and answer segment, by dialing (855) 850-4275 or (720) 634-2898 and entering passcode

9097098. An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section. A replay will be available by audio webcast and teleconference for seven days following the conclusion of the call. The replay teleconference will be available by dialing (855) 859-2056 or (404) 537-3406 and the reservation number 9097098.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the business of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells, through its subsidiary Superior Silica Sands LLC.

Forward-Looking Statements

The presentation contains certain statements that are “forward-looking statements.”  These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.”  These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K filed with the SEC.  The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.  The internal estimate of Osburn Materials’ sand reserves is based on surveying, drill core analysis and other tests performed by Emerge Energy’s geology and engineering staff. This estimate has not been reviewed by its independent reserve engineers and may be revised following ownership of the property. By its nature, this estimate is more speculative than proved or probable reserves and subject to greater risk that such reserves will not be realized.

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